Exhibit 10.2
REG
Agreement for Phase 2 Services
and
Statement of intent
between
Southern Iowa BioEnergy, LLC
and
Renewable energy Group, LLC
WHEREAS, Southern Iowa BioEnergy, LLC (SIBE) has made a commitment to develop a Biodiesel Plant and is diligently developing a business plan that will move this project forward, and
WHEREAS, Renewable Energy Group, LLC (“REG’) was formed to provide turn-key engineering and construction (design-build) services for biodiesel facilities,
NOW THEREFORE, IT IS AGREED by and between SIBE and REG as follows:
1.	In recognition of REG’s expertise and technical assistance capabilities, SIBE will retain REG to complete Phase 2 services, including the following:
A.
The design development documents which further define the concepts developed in Phase I. The scope of Phase 2 includes design work necessary to fix the size and character of the project, establish dimensional relationships, define electrical and mechanical systems and requirements, establish infrastructure and utility requirements, and identify and define other essential elements of the project. This includes but is not necessarily limited to:

Activity		Approx. Completion Date
•	Site plans including roads and rail spurs	9/30/05

•	Process flow diagrams (PFDs)	9/30/05

•	Site grading and drainage plans	10/14/05

•	Process & instrumentation diagrams (PIDs)	10/28/05

•	General arrangement (GA) drawings	10/28/05

•	Mechanical design schematics	11/4/05

•	Electrical design schematics	11/4/05

•	3-D color rendering	11/4/05

•	Technical specifications	11/18/05
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REG

B.	The Design-Build Construction Agreement.	11/18/05

C.	The Design-Build construction schedule.	11/18/05

The schedule shall show the interrelationship of activities in order to meet SIBE desired project completion date.

D.	The final Contract Price.	11/25/05

E.	Assistance with permitting.	As required

F.	Cash flow projections.	11/25/05

G.	Assist in the presentation of the completed plan to potential investors and lenders.	As required
2.	In consideration of REG’s agreement to provide the foregoing services, SIBE agrees to pay the sum of $150,000, in two installments: 1) 1/3 upon signing this Agreement, and the remaining balance due upon completion by REG of the services called for in this Agreement. If SIBE proceeds ahead with the construction of a biodiesel facility, and contracts with REG to perform the engineering and construction of such facility, REG agrees that the foregoing $150,000 payment shall be credited against the cost of such facilities. If, for any reason, SIBE does not contract to build a biodiesel facility with REG, REG shall retain the $150,000 payment for Phase 2 services rendered. Reasonable and necessary travel and subcontractor expenses that are incurred in order to complete this Agreement will be treated as reimbursable expenses and billed separately at cost plus a markup of five percent (5%). REG shall provide reasonable documentation to SIBE verifying such reimbursable expenses.
3.	The foregoing sets out the agreement with respect to Phase 2 Services to be provided by REG to SIBE. Phase 3 of the project would be final design and construction. It is SIBE’s intent that the services to be rendered under Phase 2 be awarded to REG, the parties agreeing in good faith to negotiate, and attempt to agree to and execute definitive agreements and contacts relating to the engineering and construction of a biodiesel facility. If the biodiesel facility is constructed, it is furthermore, SIBE agrees in good faith to negotiate and attempt to enter into a Management and Operations Services Agreement with West Central Cooperative.
4.	It is further understood than any and all designs, plans, specifications, processes and other engineering or technical information or data which are delivered to SIBE in connection with this Agreement (“Confidential Information”) are confidential and proprietary to REG and shall at all times remain the sole and exclusive property of REG. SIBE shall not directly or indirectly be permitted, nor shall SIBE permit any other party, to use, transfer, assign, disclose, divulge or publish any such Confidential Information to any third party for any reason or purpose whatsoever without the prior written consent of REG. SIBE may disseminate Confidential Information to such of its employees, agents, consultants and
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representatives (“Consultants”) as may need to know to aid SIBE in analyzing for the purposes as set out above, but not until such Consultants are ware of these provisions with respect to confidentiality, the need to prevent further dissemination of Confidential information shall be returned to REG at its request.

5.	The standard of care for all services performed hereunder shall be the care and skill ordinarily used by members of the design profession practicing under similar conditions at the same time and locality of the project. Notwithstanding the preceding sentence, if the parties agree upon specific performance standards for-any aspect of the services hereunder, the services shall be performed to achieve such standards.

6.	If REG becomes financially insolvent, or is unable to or fails to timely complete the project and services hereunder, then SIBE, in addition to any other rights and remedies available under the law, shall have the right to engage a third party to complete the project and services hereunder.
This agreement shall not be construed to convey any rights in REG’s intellection properties, including intellectual properties included in or related to the Confidential Information. SIBE may acquire only such rights in these intellectual properties as may be conveyed under the terms of further construction agreements entered into between the parties, if any.
Entered into as of the   7th   day of   September  , 2005.

CUSTOMER:		DESIGN-BUILD SERVICES PROVIDER:

SOUTHERN IOWA BIOENERGY, LLC		RENEWABLE ENERGY GROUP, LLC

By	/s/ William T. Higdon	By	/s/ Nile D. Ramsbottom

Print Name	William T. Higdon		Print Name	Nile D. Ramsbottom

Print Title	President		Print Title	President

CONFIDENTIAL